Exhibit 99.1

MONDAY, APRIL 9, 2007

JER Investors Trust Inc. Closes $60 Million Private Placement of Trust Preferred Securities

MCLEAN, VA – April 9, 2007 — JER Investors Trust Inc. (NYSE:JRT) announced today the issuance of $60 million of Trust Preferred Securities through its wholly owned subsidiary, JERIT TS Statutory Trust I (the “Trust”). Proceeds will be used to fund existing and future investment activities and other working capital needs of the company. The Trust Preferred Securities have a 30-year term ending April 2037, are redeemable at par on or after April 2012 and pay distributions at a fixed rate of 7.24% (excluding amortization of fees and expenses) for the first five years through April 2012 and thereafter, at a floating rate of three month LIBOR plus 2.25% (excluding amortization of fees and expenses).

The Trust Preferred Securities were sold in a private transaction exempt from registration under the Securities Act of 1933. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About JER Investors Trust Inc.

JER Investors Trust Inc. is a New York Stock Exchange listed specialty finance company that originates and acquires commercial real estate structured finance products. The Company’s target investments include commercial mortgage backed securities, mezzanine loans, first mortgage loan participations, B-Note participations in mortgage loans, whole commercial mortgage loans and net leased real estate investments. JER Investors Trust Inc. is organized and conducts its operations so as to qualify as a REIT for federal income tax purposes.

For more information regarding JER Investors Trust Inc. please visit http://www.jer.com.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. JER Investors Trust can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from JER Investors Trust’s expectations include, but are not limited to, changes in the real estate and bond markets, our continued ability to source new investments, and other risks detailed from time to time in JER Investors Trust’s SEC reports. Such forward-looking statements speak only as of the date of this press release. JER Investors Trust expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in JER Investors Trust’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

SOURCE: JER Investors Trust Inc.

Tae-Sik Yoon, Chief Financial Officer of JER Investors Trust Inc., +1-703-714-8094;

or Dave Sturtevant of ROI, +1-703-813-5643 ext. 243